Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

CONTACTS	Jim Duemey	Kyle Anderson
	Director of Investor Relations	Director of Media Relations
	(614) 464-5373	(614) 917-5497

State Auto Financial Reports Second Quarter 2009 Results

•	Quarterly loss of $0.08 per share

•	Quarterly GAAP combined ratio of 110.6

•	Book value per share increases $0.43 to $19.64

•	Return on equity of negative 4.0%

Columbus, Ohio (July 28, 2009) – State Auto Financial Corporation (NASDAQ: STFC) today reported a second quarter 2009 net loss of $3.2 million, or $0.08 per diluted share, versus net loss of $3.3 million, or $0.08 per diluted share, for the second quarter of 2008. Net loss from operations* per diluted share for the second quarter 2009 was $0.12, versus net loss of $0.12 for the same 2008 period.

STFC’s GAAP combined ratio for the quarter was 110.6 versus 115.9 for the second quarter of 2008. Catastrophe losses during the second quarter this year, net of loss recoveries under the company’s aggregate catastrophe reinsurance treaty, accounted for 12.6 points of the total 77.1 loss ratio points, or $36.9 million, compared to $76.8 million or 27.3 points of the total 84.0 loss ratio points for the same period in 2008.

Net written premium for the quarter increased 5.8% over the same period in 2008. STFC’s book value was $19.64 per share as of June 30, 2009, an increase of $0.43 per share from STFC’s book value on March 31, 2009. Return on stockholders’ equity for the twelve months ended June 30, 2009 was negative 4.0% compared to positive 5.7% for the twelve months ended June 30, 2008.

“The story in front of our combined ratio is, again, one of severe storms. Approximately seventy-five percent (75%) of the quarter’s storm losses occurred in six states: Alabama, Arkansas, Georgia, Illinois, Indiana and Texas. In addition to our catastrophe activity, our non-CAT underwriting losses for the quarter also suffered. Our business insurance underwriting results were adversely affected by a continuation of large fire losses from the first quarter and several unusually large liability losses from prior accident years,” said STFC Chairman, President and CEO Bob Restrepo.

“Second quarter increases in both net written premium and policy count were strong. Our investments in technology, products and new states have fueled STFC’s exceptional organic growth over the last two years, along with personal auto and homeowners rate increases. And despite the underwriting losses, STFC’s book value per share increased on the strength of positive investment results and changes in unrecognized benefit plan obligations. We continue to believe that geographic diversification and our emphasis on enterprise risk management will mitigate the impact that severe weather has had on our profitability. The company’s aggregate catastrophe reinsurance treaty has already had a positive impact on storm losses,” added Restrepo.

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company. The company markets its personal and business insurance products exclusively through independent insurance agencies in 33 states and is proud to be a Trusted Choice® company partner. STFC stock is traded on the NASDAQ Global Select Market, which represents the top third of all NASDAQ listed companies.

The insurance subsidiaries of State Auto Financial Corporation are part of the State Auto Group. The State Auto Group is rated A+ (Superior) by the A.M. Best Company and consists of State Automobile Mutual, State Auto Property & Casualty, State Auto National, State Auto Ohio, State Auto Wisconsin, State Auto Florida, Milbank, Farmers Casualty, Meridian Security, Meridian Citizens Mutual, Beacon National, Beacon Lloyds, Patrons Mutual and Litchfield Mutual Fire. Additional information on State Auto Financial Corporation can be found online at www.StateAuto.com.

*Net income (loss) from operations, a non-GAAP financial measure which management believes is informative to Company management and investors, differs from GAAP net income only by the exclusion of realized capital gains and (losses), net of applicable taxes, on investment activity for the periods being reported. For STFC, in 2009 this amounts to income of $0.04 per diluted share for the second quarter and a loss of $0.13 year to date, versus income of $0.04 and $0.01, respectively for the same 2008 periods.

* * * * * *

STFC has scheduled a conference call with interested investors for Tuesday, July 28, 10:00 a.m. Eastern time to discuss the company’s second quarter 2009 performance. Live and archived broadcasts of the call can be accessed on www.StateAuto.com. A replay of the call can be heard beginning at noon, July 28, by calling 1- 888-566-0689. Supplemental schedules detailing the company’s second quarter 2009 financial, sales and underwriting results are made available on www.StateAuto.com prior to the conference call.

* * * * * *

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current assumptions, expectations and projections of State Auto Financial Corporation’s (the

“Company”) management about future events. Although we believe these statements are based on reasonable assumptions, the Company can give no assurance that they will prove to be correct. Numerous factors, including those related to market conditions and those detailed in the Company’s filings with the Securities and Exchange Commission, may cause actual results of the Company to differ materially from those anticipated in these forward-looking statements. Many of the factors that will determine the Company’s future results are beyond the control to predict. These forward-looking statements are subject to these risks and uncertainties and, therefore, actual results may differ materially. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

STATE AUTO FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

Three Months Ended June 30	Six Months Ended June 30
(In millions, except per share amounts)	2009	2008	2009	2008
Net premiums written	$318.0	$300.7	$605.1	$625.9	(B)

Earned premiums	292.6	281.1	578.6	560.3
Net investment income	20.8	22.3	39.1	44.7
Net realized gain (loss) on investments	2.5	2.4	(8.8)	0.6
Other income	1.0	1.2	2.0	2.4

Total revenue	316.9	307.0	610.9	608.0

Loss before federal income taxes	(11.7)	(24.2)	(42.6)	(39.2)

Federal income tax benefit	(8.5)	(20.9)	(25.4)	(23.4)

Net loss	$(3.2)	$(3.3)	$(17.2)	$(15.8)

Loss per share:
- basic	$(0.08)	$(0.08)	$(0.44)	$(0.40)
- diluted	$(0.08)	$(0.08)	$(0.44)	$(0.40)

Loss per share from operations (A):
- basic	$(0.12)	$(0.12)	$(0.31)	$(0.41)
- diluted	$(0.12)	$(0.12)	$(0.31)	$(0.41)

Weighted average shares outstanding:
- basic	39.6	39.5	39.6	39.9
- diluted	39.6	39.5	39.6	39.9

Book value per share	$19.64	$21.44

Dividends paid per share	$0.15	$0.15	$0.30	$0.30

Total shares outstanding	39.7	39.4

GAAP ratios:
Loss and LAE ratio	77.1	84.0	77.8	80.4
Expense ratio	33.5	31.9	33.4	33.2

Combined ratio	110.6	115.9	111.2	113.6

Reconciliation of non-GAAP financial measure:
(A) Net loss from operations:
Net loss	$(3.2)	$(3.3)	$(17.2)	$(15.8)
Less net realized (losses) gains on investments, less applicable federal income taxes	1.6	1.6	(5.2)	0.4

Net loss from operations	$(4.8)	$(4.9)	$(12.0)	$(16.2)

(B)

Net premiums written for the six months ended June 30, 2008, includes $53.6 million of unearned premiums transferred to STFC in connection with the addition of The Patrons Group, Beacon National and SAMMI to the State Auto Pool, effective January 1, 2008.